N-SAR Item 77K: Changes in registrant’s certifying accountant

On February 14, 2017, the Board of Trustees of the Unified Series Trust (the “Trust”), upon the approval and recommendation of the Board’s Audit Committee, appointed Cohen & Company, Ltd. (“Cohen”) to serve as the independent registered public accounting firm for Crawford Dividend Growth Fund, Crawford Dividend Opportunity Fund and Crawford Dividend Yield Fund (each a “Fund” and, collectively the “Funds”) for the Funds’ fiscal year ending December 31, 2017. Cohen replaces Ernst & Young LLP (“EY”), which was dismissed as the Funds’ independent registered public accounting firm, effective upon completion of the audits of the Funds’ financial statements as of and for the year ended December 31, 2016. Cohen has confirmed to the Audit Committee that they are independent auditors with respect to the Trust.

EY’s audit reports on the Funds’ financial statements as of and for the years ended December 31, 2016 and 2015, contained no adverse opinions or disclaimer of opinions; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through February 28, 2017, there were no disagreements between the Funds and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of EY would have caused it to make reference to the disagreements in its report on the Funds’ financial statements for such periods. In addition, there were no reportable events of the kind described in Item 304(a)(1)(v) (A) through (D) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During the Funds’ fiscal years 2014, 2015 and 2016, neither the registrant nor anyone on its behalf consulted Cohen concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the registrant’s financial statements or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v)(A) through (D) of said Item 304.

The Trust has requested that EY furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated February 28, 2017, is filed as an Exhibit to this N-SAR under Sub-Item 77Q(1)(f).